                                                                    EXHIBIT 11.1

                          Caribiner International, Inc.
                 Computation of Earnings (Loss) Per Common Share
                     For the Three Months Ended December 31


                                                                                                 1995                1996
                                                                                            -------------         ----------
Weighted average common stock outstanding during the period                                  2,588,689  (a)       9,600,677
Effect of outstanding employee stock options                                                        --               32,282
Conversion of convertible note into shares of preferred stock and the subsequent
      conversion of such shares into shares of common stock                                  2,055,000                  --
Conversion of all outstanding shares of preferred stock and preferred stock into shares
      of common stock                                                                        1,541,250                  --
Exercise of warrants                                                                           534,505                  --
Effect of exercise of warrants computed in accordance with the treasury stock method           (99,441)                 --
                                                                                         ---------------       --------------

Total weighted average common stock outstanding during the period                            6,620,003            9,632,959
                                                                                         ===============       ==============

(Loss) income before taxes                                                                 $(1,180,416)          $1,227,544
Plus: reduction in interest expense from the conversion of the
      convertible note                                                                         498,709                  --
                                                                                         ---------------       --------------

(Loss) income before taxes                                                                    (681,707)           1,227,544

Income tax benefit (expense)                                                                   238,597             (491,018)
                                                                                         ---------------       --------------

Net income (loss)                                                                            $(443,110)            $736,526
                                                                                         ===============       ==============

Earnings (loss) per common share                                                         $       (0.07)   (b)    $     0.08
                                                                                         ===============       ==============

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(a) Pursuant to the Securities and Exchange Commission Staff Accounting Bulletin
No. 83, common stock and common stock equivalents issued at prices below the assumed initial public offering price per share during the twelve-month period immediately preceding the initial filing date of the Company's Registration
Statement for its public offering have been included as outstanding for the period.

(b) Computed on a pro forma basis assuming conversion of the convertible note and all outstanding shares of preferred stock into common stock (which, in each case, occurred on March 15, 1996 immediately prior to the initial public offering) as if such conversion occurred on October 1, 1995. Pro forma loss per share reflects adjustments to eliminate the interest expense on the convertible note and to eliminate accrued preferred stock dividends.

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